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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated February 12, 1996, in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of Jones Medical Industries, Inc. for the registration of 2,300,000 shares of its Common Stock.

     We also consent to the incorporation by reference therein of our report dated February 14, 1995, with respect to the consolidated financial statements and schedule of Jones Medical Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

St. Louis, Missouri
February 23, 1996